Exhibit 10.112

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (the “Agreement”) is effective as of the 15th day of June, 2009 (the “Effective Date”), between Ore Pharmaceuticals Inc., a Delaware corporation and its successors and assigns (“Ore”), and Ocimum Biosolutions Inc., a Delaware corporation (“Ocimum” and, together with Ore, the “Parties”).

In consideration of the covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency all of which is hereby acknowledged, the Parties agree as follows:

1.    Definitions; Construction.  (a)   The following terms, when capitalized herein, shall have the respective meanings assigned thereto in Article Nine:  (i) “Account”; (ii) “Chattel Paper”;  (iii) “Commercial Tort Claim”; (iv) “Deposit Account”; (v) “Document”; (vi) “Goods”; (vii) “General Intangible”; (viii) “Inventory”; (ix) “Investment Property”; (x) “Instrument”; (xi) “Letter-of-Credit Right”; and (xii) “Proceeds”.  When capitalized herein, the term “Contract Rights” has the meaning assigned thereto in 1962 Official Text With Comments of the Uniform Commercial Code as promulgated by the National Conference of Commissioners on Uniform State Laws and the American Law Institute.

      (b)   Defined Terms.  In addition to the other terms defined throughout this Agreement, the following capitalized terms shall have the following meaning when used herein or in the Note:

            “Account Debtor” means each Person (i) to or for whom Ocimum has provided or agreed to provide any goods or services; (ii) which owes Ocimum any sum of money as a result of goods or services provided by Ocimum; and (iii) which is the maker or endorser of any instrument payable to Ocimum or otherwise owes Ocimum any sum of money on account of any Security or other payment obligation.

            “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

            “Article Nine” means the Maryland Uniform Commercial Code – Secured Transactions, Md. Code Ann., Comm. Law, § 9-101 et seq., as it may be amended from time to time.

            “Business Day” means any day except Saturday, Sunday or any day on which banks are authorized or required by Law to close in Baltimore, Maryland.

            “Collateral” means all assets, properties and rights of Ocimum tangible and intangible, personal and real, including, without limitation, all cash accounts, Ocimum Receivables, Commercial Tort Claims, Deposit Accounts, Goods, Inventory, Investment Property, and Payment Intangibles now existing or hereafter acquired, together with all substitutions therefor and replacements and renewals thereof and all Proceeds from any and all of the foregoing.

            “Contractual Obligation” means, as to any Person, any agreement, instrument or undertaking to which such Person is a party or by which it or any of its assets or property is bound.

            “Default” means any event, occurrence or omission which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

            “Default Rate” means the fifteen percent (15%) per annum, compounded monthly.

            “GAAP” means United States generally accepted accounting principles consistently applied.

            “Guarantor” means Coramandel Infrastructure Private Limited, a company incorporated under the Company Act, 1956, in the Republic of India.

            “Guaranty Agreement” means an Unconditional Guaranty Agreement executed by the Guarantor for the benefit of Ore.

            “IAS” means international accounting standards consistently applied as established by the International Accounting Standards Board.

            “Insolvency Proceedings” means, with respect to any referenced Person, any (i) case or proceedings commenced by or against such Person under any provision of the United States Bankruptcy Code, as amended, or any other federal or state bankruptcy or insolvency Law; (ii) assignment for the benefit of creditors; (iii) formal or informal moratorium, receivership, composition or extension with any creditor with respect to the indebtedness of such Person.

            “Laws” means all federal, state, local or foreign laws (including common law), codes, statutes, ordinances, orders, judgments, arbitration awards, decrees, administrative or judicial promulgations, injunctions, determinations, approvals, rules, regulations, permits, certificates, licenses and governmental authorizations.

            “Material Adverse Effect” means any event, change, effect or circumstance that has occurred (when taken together with all other events, changes, effects and circumstances that have occurred) that (i) is, or is reasonably likely to be, materially adverse to the financial condition or results of operations of Ocimum; (ii) is likely to prevent or materially delay the performance of Ocimum under any of the Security Documents; (iii) has, or is reasonably likely to have, a material adverse effect on the rights or remedies of Ore under any of the Security Documents or the value, condition, use or availability of any of the Collateral; provided, however, that, in no event shall any of the following be taken into account in determining whether there has occurred (or whether there is reasonably likely to be) a Material Adverse Effect: (i) any change or effect resulting from changes in general economic conditions, conditions in the United States or worldwide capital markets or any outbreak of hostilities or war (except for any changes which disproportionately affect Ocimum, results of operations, properties, condition, assets or liabilities of Ocimum, taken as a whole, as compared to other industry participants); (ii) any change or effect resulting from conditions generally affecting the industries in which Ocimum conducts its business; (iii) changes in any Laws applicable to Ocimum after the date hereof, (vi) changes in IAS after the date hereof; (iv) any actions taken, or failures to take action, or such other effects, changes, occurrences or developments to which Company has specifically consented in writing after the date hereof and prior to such actions, failures, effects, changes, occurrences or developments; or (v) terrorist activities or the material commencement or worsening of hostilities or war.

            “Maturity Dates” means August 1, 2009 and September 15, 2009.

            “Note” means that certain Secured Note, of even date herewith, in the principal amount of Three Million Dollars ($3,000,000), as such amount may be adjusted from time to time in accordance with the terms thereof, made by Ocimum and Ocimum India in favor of Ore.

            “Obligations” shall mean all sums due and payable to Ore by Ocimum with respect to the Note, together with all other sums due under this Agreement or any other Security Document.

            “Ocimum India” means Ocimum Bio Solutions (India) Limited, a company incorporated under the Company Act, 1956, in the Republic of India.

            “Ordinary Course” means the ordinary course of Ocimum’s business, consistent with past practice.

            “Person” means an individual, a sole proprietorship, a partnership, a corporation, an association, an institution, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization, or a governmental entity or any other legal entity.

            “Premises” means all real property included in the Collateral.

            “Ocimum Receivables” means all Accounts, Contract Rights, Instruments, Documents, General Intangibles, Chattel Paper, Letter-of-Credit Rights (including all proceeds of letters of credit and all choses in action), notes, notes receivable, drafts, acceptances, rights of and to payment and performance of every kind and nature of Ocimum, in all cases whether now existing or hereinafter created or acquired, and all proceeds and products thereof (including insurance proceeds), and all rights thereto.

           “Principal Amount” has the meaning assigned thereto in the Note.

            “Records” means correspondence, memoranda, tapes, disks, papers, books and other documents, or transcribed information of any type, whether expressed in ordinary, computer or machine language, and all copies of the foregoing.

            “Security Documents” means this Agreement, all exhibits hereto, the Note and all notes, financing statements and other documents executed pursuant to this Agreement or contemplated hereby, or executed to provide further assurance to Ore with respect to collection of sums hereunder or under notes executed pursuant hereto and the Guaranty Agreements.

            “Senior Indebtedness” means the indebtedness of Ocimum set forth on Schedule 1, as such indebtedness may be extended or renewed by the same lender from time to time (but not increased); provided that such extension or renewal shall not include refinancings or extensions of credit for additional purposes.

      (c)   Interpretation.  Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to any gender include the other gender, (iii) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (iv) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) the terms “day” and “days,” if not capitalized, mean and refer to calendar day(s) and (vi) the terms “year” and “years” mean and refer to calendar year(s).  Unless otherwise set forth herein, references in this Agreement to any document, instrument or agreement (including this Agreement) (A) includes and incorporates all schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time.  All Article, Section and Schedule references herein are to Articles, Sections and Schedules of this Agreement, unless otherwise specified.  All accounting terms not specifically defined in this Agreement shall be construed in accordance with IAS.

      (d)   Coordination With Note.  This Agreement is the “Security Agreement” referred to and incorporated into the Note.

      (e)   Incorporation by Reference.  The terms and conditions of the other Security Documents are incorporated herein by reference and made a part hereof, as if fully set forth herein.  .

2.        Cancellation of Prior Security Agreement.  The Parties agree and acknowledge that upon execution of this Agreement and the Note, the Security and Patent and Trademark Security Agreement dated December 14, 2007 (“Prior Note”) between Ocimum and Ore (then doing business as Gene Logic Inc.) shall be deemed hereby cancelled, revoked and superseded by this Agreement.

3.    Deferred Payment.  (a)  Ocimum agrees, upon the terms and conditions contained in this Agreement and the Note, to pay to Ore the Principal Amount, adjusted in accordance with Section 3 of the Note.

      (b)   Interest shall accrue on the Principal Amount and shall be due and payable in accordance with Section 3 of the Note.

      (c)   The Principal Amount, and any and all other sums which may be due and owing to the Ore in accordance with the terms contained herein and in the Note, is due on the Maturity Dates.

4.    Security.  (a)          As security for the payment and satisfaction of all Obligations, Ore shall have, and Ocimum hereby grants to Ore, a continuing security interest in the Collateral (the “Security Interest”).  The Security Interest, upon perfection, shall be an indefeasible lien and security interest with respect to the Collateral prior to any other liens or encumbrances on the Collateral.  Notwithstanding the foregoing, the Security Interest shall be subordinate to all liens or security interests securing any Senior Indebtedness which is set forth on Schedule 1.  Ore shall, in addition to all other rights granted herein have all the rights and benefits available to a secured party under the terms of the Uniform Commercial Code in effect in Maryland or any similar Law in effect in any other state which would be applicable to the Collateral or the rights and transactions contemplated by the Security Documents.

      (b)   Further Assurances.  Ocimum agrees to execute, or cause to be executed, all financing statements which Ore may request Ocimum to execute to further evidence and to perfect the Security Interest and to do all other acts or things and execute all other documents which may be required to further perfect and protect the Security Interest.

      (c)   Satisfaction of Obligations.  At such time as all of the Obligations are repaid Ore will, at Ocimum’s expense, execute releases of financing statements and return any of the Collateral then in Ore’s possession and do all such other acts and things and execute all such documents as may be necessary to release the security interest herein granted to Ore.

      (d)   Guaranty Agreements.  The Guarantor shall execute and deliver a Guaranty Agreement, which shall guarantee, among other things, the absolute full payment and performance by Ocimum of the Obligations.

5.    Representations and Warranties.  Ocimum hereby makes the following representations and warranties to Ore as of the date hereof:

      (a)   Organization and Capitalization.  Ocimum is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease or otherwise hold the Collateral and to carry on its business as currently conducted.

      (b)   Authority.  Ocimum has the right, power and capacity to execute and deliver the Security Documents and to perform its obligations under the Security Documents.  The execution and delivery of the Security Documents by Ocimum and the performance by Ocimum of its obligations under the Security Documents have been duly and validly authorized and approved by all necessary corporate action.   The Security Documents have been (or, in the case of Security Documents that have not yet been executed, will be) duly executed and delivered by Ocimum and do (or will, in the case of Security Documents that have not yet been executed) constitute valid and binding agreements of Ocimum, enforceable against Ocimum in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

      (c)   Non-Contravention.  Neither the execution and delivery of any Security Document, nor the performance by Ocimum of any of its obligations under any Security Document, does or would, after the giving of notice or the lapse of time or both, (i) conflict with, result in a breach of, constitute a default under, or violate the articles of incorporation or bylaws of Ocimum, in each case as they may have been amended, (ii) conflict with, result in a breach of, constitute a default under, or violate any Law, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of any rights or obligations under, create in any Person the right to accelerate any rights or obligations under or amend, modify, cancel or refuse to perform under, or require any notice under any contract or other arrangement to which Ocimum is a party or by which it or any of its assets or properties are bound, except for, in the case of clauses (ii) and (iii) above, conflicts violations, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect.

      (d)   Location and Condition of Collateral and Records.  All of the tangible Collateral essential to the operations of the Business and all Records relating to such Collateral are located at (i) 50 West Watkins Mill Road, Gaithersburg, Maryland 20878,  (ii) Cerulean Tower, 15th Floor, 26-1 Sakuragaoka-cho, Shibuya-Ku, Tokyo or (iii) such other address of which Ocimum may hereafter give written notice to Ore.

6.    Affirmative Covenants.  Ocimum covenants and agrees that during the term of this Agreement, and while any Obligations are outstanding and unpaid, Ocimum will (i) continue to operate its business only in the Ordinary Course, and (ii) do and perform each of the acts and promises set forth in this Section 6.

      (a)   Payment of Obligations and Other Liabilities.  All Obligations shall be paid in full when and as due.

      (b)   Insurance.  Ocimum shall have and maintain at all times with respect to the Collateral insurance against risks of fire, extended coverage, sprinkler leakage and other risks customarily insured against by companies engaged in similar business to that of Ocimum. The Ocimum shall also obtain and maintain, during the term of the Security, liability and indemnity insurance with respect to its properties and business.

      (c)   Further Acts.  Ocimum shall do, make, execute and deliver all such additional and further acts, things, deeds, assurances, financing statements and instruments as Ore may require more completely to vest in and assure to Ore its rights hereunder or in the Collateral.  Ocimum further agrees to provide Ore with such other financial or other information, certificates and statements as Ore from time to time may reasonably request.

      (d)   Compliance with Laws.  Ocimum shall comply with all applicable Laws, except where any noncompliance would not have a Material Adverse Effect.

      (e)   Tax Obligations.  Ocimum shall pay or cause to be paid when and as due all taxes, assessments, charges or levies imposed upon it or on any Collateral or any other property of Ocimum, or which it is required to withhold and pay over to the taxing authority, or which it must pay on its income, except where contested in good faith by appropriate proceedings with adequate reserves therefor having been set aside by it, provided that all such taxes, assessments, charges or levies must be paid whenever foreclosure on any lien that attaches or security therefor appears imminent; provided, however that the foregoing shall only apply if as a result of  the alleged or actual default there would be a Material Adverse Effect or except where any such failure would not have a Material Adverse Effect.

      (f)   Notice of Defaults and Litigation.  Ocimum shall give Ore prompt notice of any alleged or actual default by Ocimum under any indenture, agreement, document or undertaking to which Ocimum is a party or by which it is bound or of any claim, litigation, investigation, alternative dispute resolution proceeding or other proceeding commenced or threatened by or against Ocimum; provided, however that the foregoing shall only apply if as a result of  the alleged or actual default there would be a Material Adverse Effect.

      (g)   Notice of Changes in Accountants.  Ocimum shall give Ore prompt notice of any change in the third party accounting firm used for the preparation of Ocimum’s financial statements.

      (j)   Financial Information.  Ocimum shall employ IAS and, after June 15, 2009, furnish to Ore:

            (i)    as soon as is reasonably practicable after their availability to Ocimum, a consolidated balance sheet of Ocimum as of the end of the last most recent fiscal quarter (no later than the quarter ending March 31, 2009), and consolidated statements of income, cash flows and shareholders’ equity of Ocimum for such fiscal period and for the period beginning on the first day of the last most recent fiscal year and ending on the date of such balance sheet, setting forth in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified by the chief financial officer of Ocimum;

            (ii)   as soon as is reasonably practicable after they are available, consolidated financial statements which have been audited by independent public accountants or chartered accountants of recognized standing selected by Ocimum, including a consolidated balance sheet of Ocimum as of the end of such fiscal year, consolidated statements of income, cash flows and shareholders’ equity of Ocimum for such fiscal year, each on a comparative basis with corresponding financial statements for the preceding fiscal year, and appropriate notes related thereof, which financial statements shall be accompanied by a report of such accountants and stating in substance that such financial statements have been prepared in accordance with either IAS or GAAP consistently applied throughout (except for changes in application in which such accountants concur) and that the examination of accounts in connection with such financial statements has been made in accordance with the generally accepted auditing standards applicable in the jurisdiction in which such accountants are located and, accordingly, included such tests of accounting records and other auditing procedures as such accountants considered necessary or advisable under the circumstances;

7.    Events of Default.  The occurrence of any of the following events shall constitute an “Event of Default”:

      (a)   Failure to Pay. The failure of Ocimum or Ocimum India to pay any of the Obligations by the Maturity Dates and otherwise pursuant to the terms of the Note and this Agreement.

      (b)   Breach of Representation or Warranty.  The failure of any material representation or warranty made by Ocimum, Ocimum India or any Guarantor in any Security Document to, at the time made, be true in any material respect, which failure is not cured within thirty (30) days after notice thereof is delivered to Ocimum, Ocimum India or the Guarantor, as the case may be, by Ore.

      (c)   Violation of Covenant.  The failure by Ocimum to perform, or any violation by Ocimum of, any of the covenants set forth in any Security Document, which failure is not cured within thirty (30) days after notice thereof is delivered to Ocimum by Ore.

      (d)   Judgments.  The entry of any final judgment against Ocimum, Ocimum India or Guarantor for the payment of money which judgment would have a Material Adverse Effect and is not discharged within a period of thirty (30) days thereafter unless, pending appeal, such judgment is stayed or bonded.

      (e)   Levy by Judgment Creditor.  A judgment creditor shall obtain possession of any of the Collateral, that would have a Material Adverse Effect,  by any means, including levy, distraint, replevin or self-help, and Ocimum has not remedied same within thirty (30) days thereof.

      (f)   Involuntary Insolvency Proceedings.  The institution of involuntary Insolvency Proceedings against Ocimum that are not dismissed before the earliest to occur of: (i) the date that is ninety (90) days after the institution of such Insolvency Proceeding; (ii) the entry of an order for relief in such Insolvency Proceeding or any order adjudicating Ocimum, as applicable, insolvent; or (iii) the impairment (as to validity, priority or otherwise) of any security interest or lien of Ore in any material portion of the Collateral.

      (g)   Voluntary Insolvency Proceedings.  The commencement of voluntary Insolvency Proceedings by Ocimum.

      (h)   Insolvency Proceedings - Guarantor.  The occurrence of any of the events described in Sections 7(f) and (g) with respect to Ocimum India or the Guarantor.

      (i)   Default by Guarantor or Ocimum India.  The dissolution of Ocimum India or the Guarantor or the failure of the Guarantor to satisfy any obligation imposed on the Guarantor in the Guaranty Agreement.

      (j)   Attempt to Terminate Guaranty.  The receipt by Ore of written notice from the Guarantor that the Guarantor is attempting to terminate or limit any portion of its obligations under a Guaranty Agreement.

      (k)   Indictment of Ocimum, Ocimum India or Guarantor.  The indictment of Ocimum, any senior officer of Ocimum, Ocimum India, any senior officer of Ocimum India, or any of the Guarantors for a felony under any Law.

      (l)   Injunction.  The issuance of any injunction which enjoins or restrains Ocimum or Ocimum India from continuing to conduct any material part of Ocimum’s or Ocimum India’s business or affairs.

      (m)   Cross-Default.  A breach or default under any of the terms, covenants or conditions of any agreement of Ocimum relating to Senior Indebtedness or any other purchase money obligation or agreement for borrowed money in excess of Two-Hundred-Fifty Thousand Dollars ($250,000).

8.    Remedies.  In addition to all other rights and remedies of a secured party under Article Nine and any other rights and remedies available under any other applicable Laws or this Agreement, upon the occurrence of any of the above Events of Default and the expiration of any cure period specifically permitted in Section 7, Ore may avail itself of any or all of the rights and remedies set forth in this Section 8.

      (a)   Acceleration.  Accelerate and call due any and all of the Obligations, except that upon the occurrence of an event of default described in Sections 7(f), (g) or (h), all of the Obligations shall automatically become immediately due and payable without the requirement of any notice.

      (b)   Default Rate.  Impose the Default Rate on the outstanding Principal Amount from and after occurrence and during the continuance of an Event of Default.

      (c)   Seizure of Collateral.  Enter upon any premises on which the Collateral may be situated and remove the same therefrom without liability for trespass or any other right of action by reason of Ore’s taking possession of the Collateral.

      (d)   Sale of Collateral.  Sell any part or all of the Collateral, provided that Ore shall give to Ocimum at least five (5) days prior written notice of the time and place of any public or private sale of Collateral.  Ore may bid upon and acquire the Collateral at any public sale, free of any right of redemption of Ocimum, which right is hereby waived and released.  After deducting from the proceeds of such sale or other disposition of Collateral all expenses of sale, including but not limited to reasonable expenses for legal counsel, auctioneer’s fee, court costs and advertising expenses, Ore shall apply the proceeds of such sale toward the satisfaction of all sums due to Ore under the Obligations.  Any remainder of the proceeds after satisfaction of the Obligations shall be distributed as required by applicable Law.

      (e)   Retention of Collateral.  Elect to take and retain the Collateral (or any part thereof) as Ore’s property, free of any claim or right of Ocimum, in full satisfaction of any or all of the Obligations.

      (f)   Collection of Revenue.  Collect and receive all rents, income, revenues, earnings, issues and profits relating to the Collateral or use, operate, manage and control the Collateral in any lawful manner.

      For avoidance of doubt, the rights and remedies provided to Ore in the Security Documents or under applicable Law shall be cumulative and the exercise of any particular right or remedy shall not preclude the exercise of any other right or remedy in addition to or as an alternative to such right or remedy

9.    Waivers.  Ocimum hereby waives demand, notice, protest, notice of acceptance of this agreement, notice of Security made, or notice of any other action taken in reliance on the terms of this Agreement or the other Security Documents and all other demands and notices of any description.  With respect to the Obligations and the Collateral, Ocimum hereby consents to any extension or postponement of time of payment or any other indulgence, or any substitution, exchange or release of Collateral and to the release of any party or Person primarily or secondary liable, to the acceptance of partial payments of the Obligations all in such manner and at such time or times as Ore may deem advisable.  Ore shall have no duty as to the collection or protection of Collateral or any income thereon nor as to the preservation of rights of other parties obligated under this Agreement or any of the other Security Documents.  Ore may exercise its rights with respect to the Collateral without resorting to any other sources of reimbursement for any amount due hereunder.  Ore shall not be deemed to waive any of its rights upon or under the Obligations unless such waivers are in writing signed by an authorized officer of Ore. No delay or omission on the part of Ore in exercising any right shall be deemed a waiver of any such right or any other right.  A waiver on any one occasion shall not be construed as a bar requiring a waiver of such right on any future occasion.  All rights and remedies of Ore hereunder or under any related agreement shall be cumulative and may be exercised singly or concurrently.

10.   Expenses.  Ocimum shall pay to Ore on demand any and all expenses incurred or paid by Ore in establishing, defending, protecting or enforcing its security interest or rights upon or under the Obligations or with respect to the Collateral or in collecting all amounts due under the Obligations, including, without limitation, all of Ore’s reasonable attorneys fees, accountants and appraisers fees, fees of auctioneers and selling agents, costs of taking possession, repair and refurbishing of the Collateral and cost of sale of the Collateral, the cost of perfecting or protecting any security interest in the Collateral; provided, however, that the cost of preparing and filing all financing statements or other documents required to perfect the Security Interest, including but not limited to all recording costs and taxes shall be borne by Ore (except that if Ocimum makes the PTO filing Ocimum pays for the cost related thereto).  All of such sums shall be deemed to be additional amounts due under the Security and shall bear interest from the date an invoice for such amount is rendered to Ore at the Default Rate and shall be subject to repayment from any funds received by Ore from Ocimum prior and in preference to applying such funds against any principal and interest due under the Obligations.

11.   Miscellaneous.  (a)  Notices.  Any notice required hereby shall be deemed properly given if delivered by certified or registered mail or delivered by other carrier service normally providing evidence of receipt if addressed to the Parties at the addresses set forth below or at such other addresses as any Party may give notice of to the other Parties.

If to Ore:	Ore Pharmaceuticals Inc. 610 Professional Drive, Suite 101 Gaithersburg, Maryland 20879 Attention: Chief Executive Officer E-Mail: mgabrielson@orepharma.com

with a copy to:	Venable LLP 575 7th Street N.W. Washington, DC 20004 Attention: Ariel Vannier, Esquire Facsimile: (410) 244-7742 E-Mail: AVannier@Venable.com

If to Ocimum:	Ocimum Biosolutions Inc. #8765, Guion Road, Suite #G Indianapolis, IN 46268, USA Attention: Subash Lingareddy Facsimile: 317-228-0700 E-Mail: subash@ocimumbio.co

with a copy to:	O3 Capital Advisors Pvt. Ltd. #3 Levelle Road, Bangalore 560 001, India Attention: Shiraz Bugwadia Facsimile: +91-80-4112-0153 E-Mail: shiraz.bugwadia@o3capital.com

And to:	Baker Donelson Bearman Caldwell and Berkowitz PC 211 Commerce Street, Suite 1000 Nashville, Tennessee 37201 Attention: Robert J. Looney, Esq. Facsimile: 615-744-5647 E-mail: blooney@bakerdonelson.com

          (c)       Binding Effect.  This agreement shall inure to the benefit of and be binding on and enforceable against the successors and assigns of the Parties.  In addition to all other rights of Ore, Ore shall have the right to assign all or any portion of its rights and interest under this Agreement to any party making Securitys to Ore either as security for the Securitys made to Ore or to put the party making Securitys to Ore in the position of Ore under the terms of this Agreement.

          (d)       Governing Law; Venue; Jury Trial Waiver.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland and the federal laws of the United States of America, without regard to principles of conflicts of laws.  The state or federal courts located within the State of Maryland shall have jurisdiction over any and all disputes arising from or related to this Agreement or the transactions contemplated hereby.  All proceedings between the Parties under or relating to this Agreement or any breach hereof shall be conducted solely in the English language. The Parties also consent to the service of process in connection with any dispute or claim arising hereunder by personal delivery, mailing such notice to the other party by registered or certified mail, postage prepaid at the addresses provided in the preamble of this Agreement or such other address as a Party may from time to time give notice of to the other Parties, or any other manner permitted by law.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          (e)       Severability. If any provision of this Agreement is deemed to be invalid or unenforceable, such provision shall be severed from this Agreement and shall not affect the other terms and provisions of this Agreement and the Parties agree promptly to negotiate and enter into an amendment to this Agreement incorporating a provision having an effect as close as permitted by applicable Law to the provision deemed invalid or unenforceable.

          (f)       Entire Agreement. The Security Documents contain the final and entire agreement and understanding of the Parties, and supersede any prior written or oral agreement of the Parties, with respect to the subject matter hereof.  Neither this Agreement nor the Note may be amended or altered except by a writing signed by all Parties.

          (g)       Headings.  The headings contained herein are for purposes of convenience only and not a part of, and shall not control the interpretation or construction of, this Agreement.

          (h)       Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument.

          (i)       Effective Date.  This Agreement shall be effective as of the Effective Date, regardless of the date of execution or delivery hereof.

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The remainder of this page is left blank intentionally.  Signatures follow on the next page.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on their respective behalf as an instrument under seal by their respective duly authorized officers as of the Effective Date.

Ore: ORE PHARMACEUTICALS INC.
By:	/s/ Mark J. Gabrielson	(SEAL)
Name:	Mark J. Gabrielson
Title:	President and Chief Executive Officer
Ocimum: OCIMUM BIOSOLUTIONS, INC.
By:	/s/ Subash Lingareddy	(SEAL)
Name:	Subash Lingareddy
Title:	Director